                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                        ALBANY MOLECULAR RESEARCH, INC.



                                   ARTICLE I
                                   ---------

                                     NAME
                                     ----

     The name of the corporation is Albany Molecular Research, Inc. (the "Corporation").


                                  ARTICLE II
                                  ----------

                               REGISTERED OFFICE
                               -----------------

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III
                                  -----------

                                    PURPOSE
                                    -------

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").


                                  ARTICLE IV
                                  ----------

                                 CAPITAL STOCK
                                 -------------

     The total number of shares of capital stock which the Corporation shall have authority to issue is Ten Million One Hundred Thousand (10,100,000) shares, of which (a) One Hundred Thousand (100,000) shares shall be Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), and (b) Ten Million (10,000,000) shares shall be common stock, par value $.01 per share (the "Common Stock"). The rights, preferences, voting powers and the qualifications, limitations and restrictions on the authorized stock shall be as follows:

                   A.  SERIES A CONVERTIBLE PREFERRED STOCK
                       ------------------------------------

     1.   Designation; Ranking.  A total of 100,000 shares of the Corporation's
          --------------------
preferred stock shall be designated as Series A Convertible Preferred Stock (the "Convertible Preferred Stock").

     2.   Voting.  The Convertible Preferred Stock shall be non-voting, except
          ------
as required by the DGCL.

     3.   Dividends.  When and as the Board of Directors declares a dividend
          ---------
payment on the Corporation's Common Stock, the Board of Directors shall also declare a dividend on the Convertible Preferred Stock, such that each share of Convertible Preferred Stock shall receive 3/10 of the dividend paid on each share of Common Stock.

     4.   Liquidation.  Upon any liquidation, dissolution or winding up of the
          -----------
Corporation and it subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), the holders of Convertible Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Common Stock, an amount in cash equal to the aggregate Liquidation Value of all shares of Convertible Preferred Stock outstanding, and the holders of Convertible Preferred Stock will not be entitled to any further payment. If upon any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Convertible Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Convertible Preferred Stock held by each such holder.

     The Liquidation Value of each share of Convertible Preferred Stock shall be $.75. The Corporation will mail written notice of such Liquidation Event, not less than thirty (30) days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a Liquidation Event within the meaning of this Section 4.

     5.   Conversion.
          ----------

          (a) Any holder of Convertible Preferred Stock may at any time convert all or any portion of the Convertible Preferred Stock (including any fraction of a share) held by such holder into a number of shares of the Corporation's Common Stock computed by dividing the number of shares of Convertible Preferred Stock to be converted by 3.33333.

          (b) The Corporation may, in conjunction with the issuance of Common Stock pursuant to a "public offering" or a private placement to persons other than executive officers of the Corporation that would increase the number of issued and outstanding shares by ten percent (10%) or more (before giving effect to the conversion of any convertible securities) require the holders of Convertible Preferred Stock to convert all of their Convertible Preferred Stock by sending written notice to all such holders specifying the conversion date. All Common Stock originally issued by the Corporation within any six month period shall be integrated for the purpose of determining whether the ten percent (10%) trigger referred to in the preceding sentence has been met. Any shares of Convertible Preferred Stock that are not delivered to the Corporation in response to the written notice on the conversion date specified therein shall lose all right to convert the Convertible Preferred Stock to Common Stock.

     The term "public offering" shall refer to the sale by the Corporation or a subsidiary of its Common Stock on a best efforts or a firm offering made by an investment banking firm acting as underwriter.

          (c) Each conversion of Convertible Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Convertible Preferred Stock as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (d) As soon as practicable after a conversion has been effected, the Corporation will deliver to the converting holder:

               (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (ii) payment in an amount equal to all declared and unpaid dividends with respect to each share converted, which have not been paid prior thereto; and

               (iii) a certificate representing any shares of Convertible Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (e) If for any reason the Corporation is unable to pay any declared and unpaid dividends on the Convertible Preferred Stock being converted, the Corporation will pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation will provide such holder with written evidence of its obligation to such holder.

          (f) If the issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred Stock requires the payment of any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, each holder of the Convertible Preferred Stock shall pay the amount of the issuance tax to the Corporation at the time the Corporation delivers the certificates to the holder.

          (g) The Corporation will not close its books against the transfer of Convertible Preferred Stock or of Common Stock issued or issuable upon conversion of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock.

     6.   Pre-emptive Rights.  The holders of Convertible Preferred Stock, in
          ------------------
the case of the proposed issuance of Common Stock, or granting by the Corporation of any rights or options to purchase any shares or other securities convertible into or carrying rights or options to purchase Common Stock (in each case, "Common Equity Shares"), shall, if the issuance of the Common Equity Shares proposed to be issued would adversely affect the unlimited dividend rights of such holders, have the right during a reasonable time and on reasonable conditions, both to be fixed by the Board of Directors, to purchase such Common Equity Shares in such proportions as shall be determined as provided below.

     The pre-emptive rights provided for in this Section 6 shall entitle the holders of Convertible Preferred Stock to purchase Common Equity Shares to be offered or optioned for sale as nearly as practicable in such proportions as would, if such pre-emptive rights were exercised (and after giving effect to the issuance and sale of the Common Equity Shares offered or optioned for sale), preserve the relative unlimited dividend rights of such holders and at a price or prices not less favorable than the price or prices at which such Common Equity Shares are offered for sale to others, without deduction of such reasonable expenses of and compensation for the sale, underwriting or purchase of such Common Equity Shares by underwriters or dealers as may lawfully be paid by the Corporation. The price at which such Common Equity Shares are offered, if offered for consideration other than cash, shall equal the stated equivalent dollar amount in any document between the Corporation and the offeree or, if none is stated, by an independent appraiser.

     Notwithstanding anything contained herein, the pre-emptive rights provided for in this Section 6 will not apply to Common Equity Shares if they:

     (1)  Are to be issued by the Corporation to effect a merger;

     (2)  Are treasury shares;

     (3) Are to be issued under a plan of reorganization approved in a proceeding under any applicable act of Congress relating to reorganization of corporations; or

     (4) Are, or may be converted to, not more than 1,500,000 shares of Common Stock and which are issued pursuant to any stock incentive plan to any employee.

     The Board of Directors shall cause to be given to each holder of Convertible Preferred Stock, a notice directed to it setting forth the time within which and the terms and conditions upon which the holder may purchase such Common Equity Shares. Such notice shall be given personally or by mail at least fifteen (15) days prior to the expiration of the period during which the holder shall have the right to purchase. All holders entitled to pre-emptive rights to whom notice shall have been given as aforesaid shall be deemed conclusively to have had a reasonable time in which to exercise their pre-emptive rights.

     7.   Reorganization, Reclassification, Consolidation, Merger or Sale.  Any
          ---------------------------------------------------------------
capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." At least thirty (30) days prior to the consummation of any Organic Change, the Corporation will give written notice to each holder of Convertible Preferred Stock to insure that each of the holders of Convertible Preferred Stock has the opportunity immediately prior to such Organic Change to convert such holders' shares of Convertible Preferred Stock into Common Stock pursuant to the terms of the Corporation's Certificate of Incorporation.

     8.   Registration of Transfer.  The Corporation will keep at its principal
          ------------------------
office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Convertible Preferred Stock represented by the surrendered certificate.

     9.   Replacement.  Upon receipt of evidence reasonably satisfactory to the
          -----------
Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any class of Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional
                                 --------
investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                               B.  COMMON STOCK
                                   ------------

     1.   Designation; Ranking.  A total of 10,000,000 shares of the
          --------------------
Corporation's common stock shall be designated as Common Stock, $.01 par value per share (the "Common Stock").

     2.   Voting.  The holder of each share of Common Stock shall be entitled to
          ------
one vote for each such share as determined on the record date for the vote or consent of stockholders upon any items submitted to a vote of stockholders.

     3.   Dividends.  The holders of Common Stock shall be entitled to receive
          ---------
dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

     4.   Liquidation.  Upon any Liquidation Event, after the payment or
          -----------
provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.


                                   ARTICLE V
                                   ---------

                                 INCORPORATOR
                                 ------------

     The name and mailing address of the incorporator is as follows:

          Name                      Mailing Address
          ----                      ---------------

          Lisa R. Haddad            Goodwin, Procter & Hoar  LLP
                                    Exchange Place
                                    Boston, MA 02109-2881

                                  ARTICLE VI
                                  ----------

                                   DIRECTORS
                                   ---------

     The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Director of the Corporation shall be Chester J. Opalka; the initial Class II Directors of the Corporation shall be Harold M. Armstrong, Jr. and Donald E. Kuhla, Ph.D.; and the initial Class III Directors of the Corporation shall be Thomas E. D'Ambra, Ph.D. and Anthony M. Tartaglia, M.D. The mailing address of each Director is c/o Albany Molecular Research, Inc., 21 Corporate Circle, Albany, New York 12203-5154. The initial Class I Director shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001. Elections of Directors need not be by written ballot unless the by-laws of the Corporation shall so provide.


                                  ARTICLE VII
                                  -----------

                            LIMITATION OF LIABILITY
                            -----------------------

     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment or repeal of this Article VII shall adversely affect the rights and protection afforded to a Director of the Corporation under this Article VII for acts or omissions occurring prior to such amendment or repeal.


                                 ARTICLE VIII
                                 ------------

                             AMENDMENT OF BY-LAWS
                             --------------------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation as provided therein.

                                  ARTICLE IX
                                  ----------

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                   -----------------------------------------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does hereby make this certificate, hereby declaring and certifying that it is her free act and deed and the facts herein stated are true, and accordingly she has hereunto set her hand this 6th day of August, 1998.



                                        /s/ Lisa R. Haddad
                                        ------------------
                                        Lisa R. Haddad, Incorporator